Exhibit 16.1

[PricewaterhouseCoopers LLP Letterhead]

December 19, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made in connection with the Franklin Templeton Profit Sharing 401(k) Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Franklin Resources, Inc., dated December 13, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California